                                                                    Exhibit 11.1

                          WIRELESS TELECOM GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

                                        For the Three Months         For the Six Months
                                           Ended June 30,              Ended June 30,
                                     -------------------------   -------------------------
                                         2006          2005          2006         2005
                                     -----------   -----------   -----------   -----------

Net Income                           $   189,868   $ 1,058,870   $ 1,206,373   $ 2,129,471
                                     ===========   ===========   ===========   ===========
BASIC EARNINGS:
Weighted average number of common
   shares outstanding                 25,851,279    17,487,376    25,787,421    17,474,720
                                     ===========   ===========   ===========   ===========
Basic earnings per common share      $      0.01   $      0.06   $      0.05   $      0.12
                                     ===========   ===========   ===========   ===========
DILUTED EARNINGS:
Weighted average number of common
   shares outstanding                 25,851,279    17,487,376    25,787,421    17,474,720
Assumed exercise of stock options        107,089       120,911       314,865       153,468
                                     -----------   -----------   -----------   -----------
Weighted average number of common
   shares outstanding, as adjusted    25,958,368    17,608,287    26,102,286    17,628,188
                                     ===========   ===========   ===========   ===========
Diluted earnings per common share    $      0.01   $      0.06   $      0.05   $      0.12
                                     ===========   ===========   ===========   ===========